Exhibit 99.1

AVANT Reports Second Quarter and Six Month Financial Results

Conference Call Wednesday, August 6 at 9:00 a.m. Eastern Time

NEEDHAM, Mass.--(BUSINESS WIRE)--AVANT Immunotherapeutics, Inc. (NASDAQ: AVAN) today reported financial results for the second quarter and six-month period ended June 30, 2008. AVANT reported a net loss of $10.3 million, or $0.67 per share, for the second quarter of 2008 compared to a net loss of $2.8 million, or $0.33 per share, for the second quarter of 2007. For the six months ended June 30, 2008, AVANT reported a net loss of $32.4 million, or $2.56 per share, compared to a net loss of $6.8 million, or $0.82 per share, for the six months ended June 30, 2007. The 2007 financial results reflect the activities of Celldex only. As discussed in further detail later in this release, the increase in net loss between the three-month periods was primarily due to increased operating expenses as a result of the merger of AVANT and Celldex, offset partially by increased revenues and investment and other income. The increase in net loss between the six-month periods was primarily due to non-cash charge of $17.2 million, or $1.35 per share, relating to purchased in-process research and development of $14.8 million and stock-based compensation expense of $2.4 million. At June 30, 2008, AVANT reported cash and cash equivalents of $52.4 million. This amount includes upfront payments totaling $50 million from AVANT’s license and development agreement with Pfizer for CDX-110, including a $10 million equity investment by Pfizer. AVANT anticipates receiving a $10 million milestone payment from Paul Royalty Fund upon GlaxoSmithKline’s U.S. launch of Rotarix®, which we expect to receive in the second half of 2008.

“During the quarter, AVANT completed one of the largest partnership agreements in cancer immunotherapy when we entered into an agreement with Pfizer for our novel therapeutic vaccine candidate—CDX-110,” said Anthony S. Marucci, AVANT’s interim President and Chief Executive Officer. “We continued to add to the rich data package for CDX-110 with the presentation of positive Phase 2 survival data in patients with glioblastoma multiforme at ASCO. In addition, we augmented our vaccine platform, entering into a collaboration with 3M to access key toll-like receptor (TLR) agonists for clinical study with our proprietary Antigen Presenting Cell Targeting Technology™. We are now able to implement a comprehensive immunotherapy strategy which we believe will open new doors to treatments for cancer and infectious disease.”

Key 2008 events recently announced:

  Entered into an exclusive worldwide licensing agreement with Pfizer for our therapeutic cancer vaccine candidate, CDX-110, which is in Phase 2/3 development for the treatment of glioblastoma multiforme (GBM). This agreement also gives Pfizer exclusive rights to the development of EGFRvIII vaccines in other potential indications. Under the licensing and development agreement, Pfizer made an upfront payment to AVANT of $40 million and made a $10 million equity investment in AVANT, and thereafter Pfizer will fund all development costs for these programs. AVANT is also eligible to receive milestone payments exceeding $390 million for the successful development and commercialization of CDX-110 and additional EGFRvIII vaccine products, as well as double-digit royalties on any product sales.
  Presented updated data from the Phase 2 ACTIVATE trial (n=21) and the continuation study, ACT II (n=23) of CDX-110 in patients with newly diagnosed EGFRvIII-positive glioblastoma multiforme (GBM) at ASCO. CDX-110 was generally well-tolerated with primary toxicity reported as local injection site reactions.
  In the ACTIVATE study, median survival time was 26 months (95% CI: 21.6, infinity) and median time-to-progression (TTP) was 14.2 months. No significant adverse events were seen in this study. Median survival in a historical matched cohort was 15.2 months (17/17) (95% CI: 13.9, 20.5) (p=0.0001) with median time to progression of 7.13 months (p=0.0001).1
  Preliminary results from the ACT II study currently estimate median overall survival to be 33.1 months, although the median has not yet been reached. The survival of a matched historical control group was 14.3 months (95% CI: 13.0, 16.2) and a subgroup treated with temozolomide (TMZ) of 15.2 months (95% CI: 13.9, 20.5 p=0.0078). Overall TTP was 16.6 months (95% CI: 10.8, infinity) compared with 6.4 months for the historical control group (95% CI: 5.0, 14.1).
  Announced multi-year clinical research collaborations with 3M to access their proprietary Immune Response Modifier Resiquimod™ (and additional Toll-Like Receptor 7/8 agonists (TLR)) for clinical study with the Company’s proprietary Antigen Presenting Cell (APC) Targeting Technology™, for use as vaccine adjuvants.
  Announced that the Division of Microbiology and Infectious Diseases of the National Institute of Allergy and Infectious Diseases (NIAID), an institute of the National Institutes of Health (NIH), has initiated a Phase 1 safety study of AVANT’s investigational single-dose, oral vaccine designed to offer combined protection against both enterotoxigenic Escherichia coli (ETEC) and cholera. ETEC infection is a major cause of travelers’ diarrhea.

  Reported results that the double-blind, placebo-controlled multi-center Phase 2 clinical trial of Ty800 met all primary endpoints. Importantly, immunogenic response was dose-dependent. Positive immune response or seroconversion (prospectively defined as a 4-fold increase in anti-LPS titers over pre-dose level) rates were 65% (36/55) and 80% (44/55) in the low and high dose groups, respectively, and was significantly (p<0.001) higher than placebo.
  Announced that GlaxoSmithKline (Glaxo) received approval from the U.S. Food and Drug Administration (FDA) for Glaxo’s Rotarix® product for the prevention of rotavirus gastroenteritis in infants. AVANT licensed a rotavirus strain to Glaxo that was used in the development of Rotarix®. FDA approval triggered a $1.5 million milestone payment from Glaxo, $750,000 of which AVANT retained.

Further Financial Highlights

The net loss for the second quarter of 2008 showed an increase of $7.5 million compared to the net loss for the same period in 2007. The increase in net loss reflected an increase in operating expenses which includes the combined operations of AVANT and Celldex post-merger, offset in part by an increase in revenues. The increase in net loss also reflected an increase in investment and other income. Research and development (R&D) expenses in the second quarter of 2008 increased $5.2 million compared to R&D expenses in 2007 due primarily to sublicense fees payable and increased clinical trials costs for CDX-110 and CD-1307. General and administrative (G&A) expenses increased $3.6 million due primarily to accrued severance costs and increased professional services expenses.

The six-month results for 2008 reflect an increase in net loss compared to the same period in 2007. The increase in net loss reflected an increase in operating expenses due primarily to the combined operating expenses of the two companies from March 8 to June 30, 2008, including a non-cash charge of $14.8 million for purchased in-process R&D and non-cash charges of $1.1 million and $1.3 million for stock-based compensation expense in R&D expense and G&A expense, respectively. The increase in operating expenses also resulted from higher general and administrative expenses, which is primarily due to increases in personnel-related expenses and professional services costs for the combined companies. The increase in net loss also reflected a decrease in investment and other income.

Revenues for the first six months of 2008 increased compared with revenues for the first six months of 2007. The increase in product development and licensing revenue in 2008 primarily reflects recognition of $492,020 in Pfizer deferred revenue related to CDX-110 in the second quarter of 2008. The decrease in contracts and grants revenue in 2008 compared to 2007 primarily reflects reduced levels of vaccine development work billable to Rockefeller University between periods. In the first six months of 2008, AVANT also recognized $837,122 in product royalty revenue related to royalty expense payable to CCH.

Important Information Related to AVANT’s Financial Results

On March 7, 2008, AVANT completed the merger of a wholly-owned subsidiary of AVANT with Celldex Therapeutics, Inc. (Celldex). The merger has created a NASDAQ-listed, fully-integrated and diversified biopharmaceutical company with a deep pipeline of product candidates addressing indications in oncology, infectious and inflammatory diseases. In connection with the merger, AVANT’s board of directors approved a 1-for-12 reverse stock split of AVANT’s common stock, which became effective on March 7, 2008. As of June 30, 2008, AVANT had approximately 15.8 million shares outstanding.

The merger was accounted for using the purchase method of accounting and was treated as an acquisition by Celldex of AVANT with Celldex being considered the accounting acquirer even though AVANT was the issuer of common stock and surviving legal entity in the transaction. Because Celldex was determined to be the acquirer for accounting purposes, the historical financial statements of Celldex became the historical financial statements of the Company. Accordingly, the financial statements of the Company prior to the merger reflect the financial position, results of operations and cash flows of Celldex only. Following the merger, the financial statements of the current three- and six-month periods reflect the financial position, results of operation and cash flows of Celldex for the three- and six-month periods ended June 30, 2008 combined with the results of operations of AVANT beginning March 8, 2008. Accordingly, the attached financial information reflects the financial condition, results of operations and liquidity of the Company at June 30, 2008 and historically of Celldex on a stand-alone basis for all periods prior to March 8, 2008. The financial condition, results of operations and liquidity of the Company as of June 30, 2008 and 2007 may not be indicative of the Company’s future performance or reflect what the Company’s financial conditions, results of operations and liquidity would have been had the merger been consummated as of January 1 of each respective year or had the Company operated as a separate, stand-alone entity during the periods presented.

Webcast and Conference Call

AVANT will host a conference call and live audio webcast at 9:00 AM ET on Wednesday, August 6, 2008 to discuss AVANT’s second quarter and six month 2008 financial results. To access the conference call, dial 888-713-4199 (within the U.S.), or 617-213-4861 (if calling from outside the U.S.). The passcode for participants is 98796339. An audio replay will be available approximately two hours after the call for approximately one week and can be accessed by dialing 888-286-8010 (within the U.S.), or 617-801-6888 (if calling from outside the U.S.). The passcode I.D. number is 22696598. The replay will also be broadcast via the Company’s website, www.avantimmune.com, after the live call. Additionally, a copy of this press release is available by contacting Investor Relations at 781-433-0771.

About AVANT Immunotherapeutics, Inc.

AVANT Immunotherapeutics, Inc. is a NASDAQ-listed company discovering and developing innovative vaccines and targeted immunotherapeutics for the treatment of cancer, infectious and inflammatory diseases. AVANT focuses on the use of tumor-specific targets and human monoclonal antibodies (mAbs) to precisely deliver therapeutic agents through its novel “targeted immunization” approach. In addition, AVANT is also exploiting its access to proprietary human antibody technology for development of therapeutics monoclonal antibodies (mAbs). AVANT’s deep product pipeline consists of products in varying stages of development, with its lead candidate, CDX-110, partnered with Pfizer, Inc., currently undergoing evaluation in a Phase 2/3 clinical trial in newly diagnosed glioblastoma multiforme, one of the most aggressive forms of brain cancer. AVANT also has five product candidates in its development pipeline including:

  CDX-1307, a product based on its proprietary APC Targeting Technology™, which is in two Phase 1 clinical trials for patients with advanced pancreatic, bladder, breast and colon cancer;
  TP10, a complement inhibitor, in development for transplantation and other indications; and
  Three candidates based on its oral, rapidly-protecting, single-dose and temperature-stable vaccine technology, including combination vaccines for travelers, the military and global health needs.

AVANT licensed a rotavirus strain to GlaxoSmithKline that was used in the development of Rotarix® for the prevention of rotavirus infection. In addition, AVANT has two human food safety vaccines for reducing salmonella infection in chickens and eggs which have been commercialized. Additional information on AVANT Immunotherapeutics, Inc. can be obtained through its site on the World Wide Web: http://www.avantimmune.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that are subject to a variety of risks and uncertainties and reflect AVANT’s current views with respect to future events and financial performance. There are a number of important factors that could cause the actual results to differ materially from those expressed in any forward-looking statement made by AVANT. These factors include, but are not limited to: (1) the successful integration of the businesses, multiple technologies and programs of AVANT and Celldex; (2) the ability to adopt AVANT’s APC Targeting TechnologyTM to develop new, safe and effective vaccines against oncology and infectious disease indications; (3) the ability to adapt AVANT’s vectoring systems to develop new, safe and effective orally administered vaccines against disease causing agents; (4) the ability to successfully complete product research and further development, including animal, preclinical and clinical studies, and commercialization of CDX-110, CDX-1307, CholeraGarde® (Peru-15), Ty800, ETEC E. coli vaccine, and other products and AVANT’s expectations regarding market growth; (5) the cost, timing, scope and results of ongoing safety and efficacy trials of CDX-110, CDX-1307, CholeraGarde® (Peru-15), Ty800, ETEC E. coli vaccine and other preclinical and clinical testing; (6) the ability to negotiate strategic partnerships or other disposition transactions for AVANT’s cardiovascular programs, including TP10 and CETi; (7) the ability of AVANT to manage multiple clinical trials for a variety of product candidates; (8) the volume and profitability of product sales of Megan®Vac 1, Megan®Egg and other future products; (9) GlaxoSmithKline’s, or Glaxo’s, process of obtaining regulatory approval for the sale of Rotarix® in major commercial markets, as well as the timing and success of worldwide commercialization of Rotarix® by Glaxo, which is not within our control; (10) Glaxo’s strategy and business plans to launch and supply Rotarix® worldwide, including in the U.S. and other major markets, which is not within our control, and its payment of royalties to AVANT; (11) Pfizer’s and our strategy and business plans concerning the continued development and commercialization of CDX-110; (12) AVANT’s expectations regarding its technological capabilities and expanding its focus to broader markets for vaccines; (13) changes in existing and potential relationships with corporate collaborators; (14) the availability, cost, delivery and quality of clinical and commercial grade materials produced at AVANT’s own manufacturing facility or supplied by contract manufacturers and partners; (15) the timing, cost and uncertainty of obtaining regulatory approvals; (16) AVANT’s ability to develop and commercialize products before competitors that are superior to the alternatives developed by such competitors; (17) AVANT’s ability to retain certain members of management;(18) AVANT’s expectations regarding research and development expenses and general and administrative expenses; (19) AVANT’s expectations regarding cash balances, capital requirements, anticipated royalty payments (including those from Paul Royalty Fund), revenues and expenses, including infrastructure expenses; (20) the ability to obtain substantial additional funding; (21) AVANT’s belief regarding the validity of our patents and potential litigation; and (22) certain other factors that might cause AVANT’s actual results to differ materially from those in the forward-looking statements including those set forth under the headings “Business,” “Risk Factors” and Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of AVANT’s Annual Report on Form 10-K, its current Reports on Form 8-K, as well as those described in AVANT’s other press releases and filings with the Securities and Exchange Commission, from time to time. You should carefully review all of these factors, and you should be aware that there may be other factors that could cause these differences. These forward-looking statements were based on information, plans and estimates at the date of this press release, and AVANT does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

1 Heimberger, A., et al. Epidermal Growth Factor Receptor VIII Peptide Vaccination Is Efficacious Against Established Intracerebral Tumors. Clin Cancer Res Vol. 9, pp4247-4254, September 15, 2003.

AVANT IMMUNOTHERAPEUTICS, INC.

CONSOLIDATED STATEMENTS	Quarter		Six Months
OF OPERATIONS DATA	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
REVENUE
Product Development and
Licensing Agreements	$845,529	$116,539	$965,393	$233,078
Contracts and Grants	278,960	492,645	306,494	520,146
Product Royalties	837,122	-	837,122	-

Total Revenue	1,961,611	609,184	2,109,009	753,224

OPERATING EXPENSE
Research and Development	7,611,666	2,369,824	12,117,294	5,159,189
General and Administrative	4,605,482	1,049,423	7,619,386	2,578,000
Charge for Purchased In-Process
Research and Development	-	-	14,755,908	-
Amortization of Acquired Intangible Assets	104,164	29,233	153,058	58,466

Total Operating Expense	12,321,312	3,448,480	34,645,646	7,795,655

Operating Loss	(10,359,701)	(2,839,296)	(32,536,637)	(7,042,431)

Investment Income, Net	99,191	84,159	145,445	254,891

Net Loss	$(10,260,510)	$(2,755,137)	$(32,391,192)	$(6,787,540)

Basic and Diluted Net Loss per
Common Share	$(0.67)	$(0.33)	$(2.56)	$(0.82)
Weighted Average Common
Shares Outstanding	15,227,475	8,309,420	12,677,455	8,309,420

CONDENSED CONSOLIDATED
BALANCE SHEETS			June 30,	December 31,
			2008	2007
			(Unaudited)
ASSETS
Cash and Cash Equivalents			$52,379,836	$4,909,530
Other Current Assets			16,645,978	788,843
Property and Equipment, net			14,033,088	1,918,036
Intangible and Other Assets, net			3,283,735	1,758,095
Total Assets			$86,342,637	$9,374,504

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities			$20,155,865	$10,136,440
Long-Term Liabilities			36,753,589	369,961
Stockholders' Equity			29,433,183	(1,131,897)
Total Liabilities and Stockholders' Equity			$86,342,637	$9,374,504

CONTACT:
AVANT Immunotherapeutics, Inc.
Anthony S. Marucci, 781-433-0771
Interim President and CEO
or
AVANT Immunotherapeutics, Inc.
Avery W. Catlin, 781-433-0771
Chief Financial Officer
info@avantimmune.com
or
For Media:
BMC Communications Group
Marissa Nelson, 212-477-9007 x21
mnelson@bmccommunications.com